Exhibit 10.19

February 23, 2022 Equity Grant Agreement
GE 2007 Long-Term Incentive Plan
(as amended and restated)

GE Performance Stock Unit Grant Agreement (“Grant Agreement”)

For Peter Arduini (“Grantee”)

Grant Date	PSUs Granted	Performance Period
February 23, 2022	51,948*	January 1, 2022 - December 31, 2024
(target)

*    Actual number of Shares delivered to be between 0% and 150% of target based on performance as defined below.

1.

Grant. The Management Development and Compensation Committee (“Committee”) of the Board of Directors (“Board”) of General Electric Company (“Company”) has granted the above target number of Performance Stock Units (“PSUs”) to the individual named in this Grant Agreement (“Grantee”), subject to the terms of this Grant Agreement. Without limiting any condition of this PSU award, the Award is subject to cancellation and forfeiture if the Grantee does not confirm acceptance within 45 days of the Grant Date. Once vested, each PSU entitles the Grantee to receive from the Company (i) one Share of Company common stock, par value $0.01 per share and (ii) a cash payment in respect of Dividend Equivalents (described below), each in accordance with the terms of this Grant Agreement, the GE 2007 Long-Term Incentive Plan as amended and restated (“Plan”), and any rules, procedures and sub-plans (including country addenda) adopted by the Committee.

2.

Vesting. The PSUs shall become vested only upon satisfaction of the performance criteria set forth in Appendix A, provided that the Grantee remains continuously employed by the Company and its Affiliates from the Grant Date through March 1, 2025 (the “Vesting Date”). All unvested PSUs shall be immediately cancelled upon termination of employment for any reason before the Vesting Date, except as specifically provided below:

i.

Death or Disability. If the Grantee’s employment with the Company and its Affiliates terminates prior to the Vesting Date as a result of the Grantee’s death or disability, then the PSUs shall vest on the date of such termination of employment (which shall be the “Vesting Date” hereunder) based on the average of (a) target performance level for any uncompleted year of the performance period and (b) actual performance level for any completed years of the performance period. For this purpose, “disability” shall have the same definition as provided in the long-term disability plan sponsored by the Company or an Affiliate in which the Grantee is eligible to participate.

ii.

Spin-Off; Transfer of Business to Successor Employer. If the Grantee’s employment with the Company and its Affiliates terminates prior to the Vesting Date as a result of transferring directly to employment with a successor employer in connection with transfer by the Company or Affiliate of a business operation or as a result of a sale, disposition or spin-off of a division or Affiliate that employs the Grantee, then (a) this Award shall be assumed, substituted or replaced by such successor employer or (b) if the Award is not so assumed, substituted or replaced, the PSUs shall vest on the date of such termination of employment (which shall be the “Vesting Date” hereunder), based on the average of (a) target performance for any uncompleted year of the performance period and (b) actual performance for any completed years of the performance period, effective as of immediately prior to such termination of employment.

iii.

Good Leaver Termination. If the Grantee’s employment with the Company and its Affiliates terminates following December 31, 2023, but prior to the Vesting Date as a result of either the Grantee’s resignation for Good Reason or the Company’s (or applicable Affiliate’s) termination of Grantee without Cause, then the PSUs shall vest on the date of such termination of employment (which shall be the “Vesting Date” hereunder) based on the average of (a) target performance for any uncompleted year of the performance period and (b) actual performance for any completed years of the performance period.

a.

For this purpose, “Good Reason” means any of the following, in each case without the Grantee’s written consent: (i) a material reduction in the Grantee’s base salary, (ii) a material breach by the Company or its Affiliate of any material provision of any agreement between the Grantee and the Company or its Affiliate, or (iii) a material diminution in the Grantee’s title, authority, duties, responsibilities or reporting relationships; provided, however, that (A) the Grantee has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 30 calendar days of the date the Grantee first becomes aware of such circumstances, (B) the Company has been given at least 30 calendar days from the date on which such notice is provided to cure such circumstances (the “cure period”), and (C) the Grantee’s termination of employment occurs within 30 calendar days following the Company’s failure to cure such circumstances within the cure period. For the avoidance of doubt, the sale, disposition or spin-off of any one or more businesses, divisions or Affiliates of the Company, including a division or Affiliate that employs the Grantee, shall not be deemed to result in a material reduction in the Grantee’s title, authority, duties, responsibilities or reporting relationships.

b.

For this purpose, “Cause” means the occurrence of any of the following: (i) the Grantee’s willful failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental disability) or to comply with any valid and legal directive of the Company or the Board that is consistent with his position; (ii) the Grantee’s engagement, or the discovery of your having engaged, in dishonesty, illegal conduct, or misconduct, which, in each case, materially harms or is reasonably likely to materially harm the Company or its Affiliates; (iii) the Grantee’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (iv) the Grantee’s willful or grossly negligent unauthorized disclosure of confidential information; (v) the Grantee’s material breach of any material provision of any agreement between the Grantee and the Company or its Affiliate which materially harms or is reasonably likely to materially harm the Company or its Affiliates; or (vi) the Grantee’s willful material failure to comply with the Company’s or its Affiliates’ written policies or rules, as they may be in effect from time to time.

3.

Dividend Equivalents. The Company will establish an amount for each PSU equal to the per Share quarterly dividend payments made to Shareholders during the period beginning on the Grant Date and ending on the date that such PSU vests or is cancelled (“Dividend Equivalents”). The Company shall accumulate Dividend Equivalents and, upon vesting of the related PSU, will pay the Grantee a single lump sum cash amount equal to the Dividend Equivalents on the same date that Shares are delivered with respect to such PSU, as described in Section 4 of this Grant Agreement. Any accumulated and unpaid Dividend Equivalents attributable to a PSU that is cancelled are immediately forfeited upon cancellation and will not be paid.

4.

Delivery and Tax Withholding. As soon as practicable after the Vesting Date and in all events no later than two and one-half (2 1⁄2) months following the Vesting Date, the Company shall deliver to the Grantee a number of Shares equal to the number of vested PSUs and the Dividend Equivalent cash amount with respect to each vested PSU (in each case net of applicable tax withholding and fees). Delivery shall be electronic, through the brokerage account established by the Company for the Grantee, or in such other medium as is determined by the Company. The Grantee is ultimately responsible for any and all applicable taxes, regardless of the amount withheld or reported. Notwithstanding the foregoing, the date of issuance or delivery of Shares may be postponed by the Company for such period as may be required for it with reasonable diligence to comply with any applicable listing requirements of any national securities exchange and requirements under any law or regulation applicable to the issuance or transfer of such Shares to the extent such postponement is permissible under Section 409A of the Code.

5.

Holding Period. Shares paid to the Grantee pursuant to this Grant Agreement must be held for at least one year following the delivery date (except for such Shares used to satisfy any tax withholding obligation or fees) and may be used to satisfy any Company stock ownership requirements imposed by the Company.

6.	Data Security and Privacy.

i.

Data Collection, Processing and Usage. Personal data collected, processed and used by the Company in connection with Awards granted under the Plan includes the Grantee’s name, home address, email address, telephone number, date of birth, social insurance number or other identification number, salary, citizenship, job title, any Shares or directorships held in the Company, and details of all Awards granted, cancelled, exercised, vested, or outstanding. In granting Awards under the Plan, the Company will collect the Grantee’s personal data for purposes of allocating Shares in settlement of the Awards and implementing, administering and managing the Plan. The Company collects, processes and uses the Grantee’s personal data in compliance with GE’s Employment Data Protection Standards and the Uses of Employment Data for GE Entities. The Grantee may exercise rights to access, correction, or restriction or deletion where applicable, by contacting the Grantee’s local HR manager or initiating a request through www.onehr.ge.com.

ii.

Administrative Service Provider. The Company transfers the Grantee’s personal data to UBS Financial Services, which assists with the implementation, administration and management of the Plan (the “Third-Party Administrator”). In the future, the Company may select a different Third-Party Administrator and share the Grantee’s personal data with another company that serves in a similar manner. The Third-Party Administrator will open an account for the Grantee to receive and trade Shares acquired under the Plan. The Grantee will be asked to agree on separate terms and data processing practices with the Third-Party Administrator, which is a condition to the Grantee’s ability to participate in the Plan. The privacy policy of the Third-Party Administrator may be reviewed here.

7.

Non-solicitation, Non-competition and Compliance with Agreements. During the Grantee’s employment with the Company or its Affiliates, and for the one-year period following termination of such employment (the “Restriction Period”), the Grantee will not : (i) whether on his or her own behalf or in conjunction with any other person or third party, directly or indirectly solicit or encourage any person who is a Senior Professional Band or higher employee of the Company or any of its Affiliates (a “Restricted Person”) to terminate his or her employment relationship with, or accept any other employment outside of, the Company and its Affiliates; (b) directly hire, or recommend or cause to be hired by an entity for which the Grantee works, or with which the Grantee is otherwise associated or owns more than a 1% ownership interest, any person who is, or was within one year before or after the Grantee’s termination of employment with the Company and its Affiliates, a Restricted Person (this restriction does not apply where legally impermissible, such as California); or (c) provide any non-public information regarding any Restricted Person, including, but not limited to, compensation data, performance evaluations, skill sets or qualifications, etc., to any external person in connection with employment outside the Company and its Affiliates, including, but not limited to, recruiters and prospective employers. The above restrictions do not apply once a Restricted Person has been formally notified of his or her impending layoff from the Company or any of its Affiliates.

In addition, the Grantee agrees that during the Restriction Period, the Grantee will not,, whether directly or indirectly, perform activities or services in the Restricted Area for any Competitive Company which: (a) are similar in nature to the activities and services the Grantee performed for the Company or its Affiliate (or gained confidential information about, as described in the Employee Innovation and Proprietary Information Agreement or “EIPIA”) during the last two years of Grantee’s employment; and/or (b) will include Grantee working on products or services that are competitive with the products or services the Grantee worked on during the last two years of Grantee’s employment with the Company or its Affiliate. The term “Competitive Company” means any company or other third party that provides products and services that are competitive with the Company’s GE Healthcare division. The term “Restricted Area” means the country in which the Grantee is based. Grantee agrees that the foregoing Restriction Period and Restricted Area are reasonable and appropriate to protect the Company’s legitimate business interests and goodwill because (i) the Company or its Affiliate has material business operations in the Restricted Area as of the Grantee’s termination of employment and (ii) the Grantee has provided services in, had a material presence or influence in, and/or has received confidential information about (as described in the EIPIA) the Restricted Area during the last two years of the Grantee’s employment with the Company or its Affiliate. The foregoing restrictions do not apply where legally impermissible (such as California). To the extent the Grantee is subject to an existing non-competition agreement with the Company or any of its affiliates (the “Prior Agreement”), the Prior Agreement shall be incorporated herein by reference and the Prior Agreement and this Grant Agreement shall be read together; provided, however, that where the provisions are inconsistent, the more restrictive covenant shall apply.

Furthermore, during the Grantee’s employment with the Company or its Affiliate, and for all periods thereafter, the Grantee will not breach his or her EIPIA or otherwise disclose the Company’s or Affiliate’s non-public information.

The Grantee agrees that any breach by him or her of the foregoing obligations inevitably would cause substantial and irreparable damage to the Company and its Affiliates for which money damages may not be an adequate remedy. Accordingly, the Grantee agrees that the Company and its Affiliates will be entitled to an injunction and/or other equitable relief, without the necessity of posting security, to prevent the breach of such obligations. The Grantee also agrees to indemnify and hold the Company and its Affiliates harmless from any loss, claim or damages, including, without limitation, all reasonable attorneys’ fees, costs and expenses incurred in enforcing its rights under this Grant Agreement, as well as repay any payments made hereunder (regardless of whether the PSUs are vested), except to the extent that such reimbursement is prohibited by law.

The Grantee agrees that the payment and benefits provided for in the Grant Agreement constitute fair and reasonable consideration for Grantee’s compliance with this section.

8.

Additional Requirements. The Company reserves the right to impose other requirements on the Award, Shares acquired pursuant to the Award, and the Grantee’s participation in the Plan to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law or to facilitate the operation and administration of the Award and the Plan. Without limiting the generality of the foregoing, the Company may require the Grantee to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

9.

Alteration/Termination. The Committee shall have the right at any time in its sole discretion to amend, alter, suspend, discontinue or terminate any PSUs without the consent of the Grantee; provided that, no such amendment, alteration, suspension, discontinuation or termination shall be made that would impair the rights of the Grantee hereunder without the Grantee’s express written consent. Furthermore, if the Company determines in its sole discretion that the Grantee has engaged in conduct that (a) constitutes a breach of this Grant Agreement, the EIPIA or any other confidentiality, non-solicitation, or non-competition agreement with the Company or its Affiliates, (b) results in (or has the potential to cause) material harm financially, reputationally, or otherwise to the Company or its Affiliates or (c) occurred prior to the Grantee’s termination of employment and would give rise to a termination for Cause (regardless of whether such conduct is discovered before or after the Grantee’s termination of employment), any unvested PSUs shall be cancelled immediately, and any amounts previously conveyed under this Grant Agreement shall be subject to recoupment. In any event, the PSUs provided under this Grant Agreement shall be further subject to the Company’s policy with respect to compensation recoupment, as in effect and amended from time to time. The Grantee agrees that the Company may take any such actions as are necessary to effectuate recoupment or applicable law without further consent or action being required by the Grantee, including issuing instructions to any Third-Party Administrator to (i) hold the Grantee’s Shares and other amounts acquired under the Plan and/or (ii) reconvey, transfer, or otherwise return such Shares and other assets to the Company. Also, the PSUs shall be null and void to the extent the grant of PSUs or the vesting thereof is prohibited under the laws of the country of residence of the Grantee.

10.

Plan Terms and Definitions. Except to the extent that the context clearly provides otherwise, all terms used in this Grant Agreement have the same meaning as given such terms in the Plan. This Grant Agreement is subject to the terms and provisions of the Plan, which are incorporated by reference. In the event of any conflict between the provisions of this Grant Agreement and those of the Plan, the provisions of the Plan shall control.

11.

Interpretation and Construction. This Grant Agreement and the Plan shall be construed and interpreted by the Committee, in its sole discretion. Any interpretation or other determination by Committee (including correction of any defect or omission and reconciliation of any inconsistency) shall be binding and conclusive. All determinations regarding enforcement, waiver or modification of the cancellation and rescission and other provisions of this Grant Agreement shall be made in the Committee’s sole discretion. Determinations made under this Grant Agreement and the Plan need not be uniform and may be made selectively among individuals, whether or not such individuals are similarly situated.

12.

Severability. The invalidity or unenforceability of any provision of the Plan or this Grant Agreement will not affect the validity or enforceability of any other provision of the Plan or this Grant Agreement, and each provision of the Plan and this Grant Agreement will be severable and enforceable to the extent permitted by law.

13.	Shareholder Rights. The Grantee shall not have any voting or other Shareholder rights unless and until Shares are actually delivered to the Grantee.

14.	No Employment Rights. The grant of the Award described in this Grant Agreement does not give the Grantee any rights in respect of employment with the Company or any of its Affiliates.

15.

Discretionary Award, Extraordinary Benefit. Awards under the Plan are granted to employees of the Company and its Affiliates in the Committee’s sole discretion. The Award described in this Grant Agreement is a one-time benefit and does not create any contractual or other right to receive other Awards under the Plan or other benefits in lieu thereof. Future grants, if any, will be at the sole discretion of the Committee. The Grantee’s participation in the Plan is voluntary. This Award (and each other Award, if any, granted under the Plan) constitutes an extraordinary item of compensation and is not part of the Grantee’s normal or expected compensation for purposes of calculating any severance, retirement, or other benefit rights (unless otherwise expressly provided in an applicable benefit plan).

16.	No Transfer or Assignment. No rights under this Award shall be assignable or transferable by the Grantee, except to the extent expressly permitted by the Plan.

17.

Successors and Assigns. The Company may assign any of its rights under this Grant Agreement. This Grant Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Grant Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors or administrators.

18.

Section 409A. To the extent applicable, this Grant Agreement shall be construed and administered consistently with the intent to comply with or be exempt from the requirements of Section 409A of the Code (“Section 409A”) and any state law of similar effect (i.e., applying the “short-term deferral” rule described in Treas. Reg. § 1.409A-1(b)(4) and/or another exemption). Where the Grant Agreement specifies a window during which a payment may be made, the payment date within such window shall be determined by the Company in its sole discretion.

19.

Entire Agreement. This Grant Agreement, the Plan, and any rules, procedures and sub-plans (including country addenda) adopted by the Committee contain all of the provisions applicable to the PSUs. No other statements, documents (including, without limitation the offer letter agreement with the Grantee dated June 15, 2021) or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Grantee.

By acknowledging this Grant Agreement, the Grantee acknowledges and confirms that the Grantee has read this Grant Agreement and the Plan (including applicable addenda), and the Grantee accepts and agrees to the provisions therein.

20.

Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to this or other Awards under the Plan by electronic means. The Grantee hereby consents to receive such documents electronically and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

Appendix A

Performance Criteria

The PSUs granted hereunder will be earned based on the average attainment of performance objectives established for each year of the three-year Performance Period as follows: (1) the 2022 annual performance objectives set forth below (the “2022 Objectives”); (2) the 2023 annual performance objectives that will be set by the Committee and communicated to the Grantee no later than March 31, 2023 (the “2023 Objectives”); and (3) the 2024 annual performance objectives that will be set by the Committee and communicated to the Grantee no later than March 31, 2024 (the “2024 Objectives”).

The PSUs may be earned from 0% to 150% of target based on the Committee’s final certified level of the average achievement of the 2022 Objectives, 2023 Objectives, and 2024 Objectives.

The 2022 Objectives shall be identical to those established by the Committee under the GE Annual Executive Incentive Plan for the Healthcare business, and reflected in the Business Performance Factor determined by the Committee under such plan for such year.

The Committee, in its sole discretion, shall assess the achievement of the 2022 Objectives, 2023 Objectives, and 2024 Objectives and shall certify the final percentage of PSUs earned hereunder as soon as practicable following completion of the Performance Period. Settlement of such PSUs shall occur as set forth in the Grant Agreement.

GE 2007 Long-Term Incentive Plan Document

Plan Prospectus